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MONADNOCK COMMUNITY BANCORP, INC. ANNOUNCES
THE APPOINTMENT OF SENIOR LENDING OFFICER, WILLIAM C. GILSON

April 11, 2005 (Peterborough, NH) - Monadnock Community Bancorp, Inc. President & Chief Executive Officer, William M. Pierce, announced today that William C. Gilson has been appointed Senior Vice President and Senior Lending Officer for its subsidiary, Monadnock Community Bank.

Pierce said of Gilson, "We are excited to have Bill oversee our lending operations. He brings a strong lending and banking background to the company along with a great reputation in the local community." Gilson has spent the last 30 years in the commercial lending area. He was most recently the Vice President of Commercial Lending at Monadnock Community Bank. Bill is currently the President of the Jaffrey Rindge Rotary and a Director with the Jaffrey Chamber of Commerce.

Monadnock Community Bank is a subsidiary of Monadnock Community Bancorp, Inc. (OTC BB:MNCK). The bank converted to a stock savings bank in June 2004 with the concurrent formation of Monadnock Community Bancorp, Inc. as the stock holding company of the bank and formation of Monadnock Mutual Holding Company as the company's mutual holding company. The bank serves the Peterborough, New Hampshire and Winchendon, Massachusetts communities through its two full service offices.